CHOLESTECH LOGO

August 8, 1996


Mark J. Kussman

Dear Mark:

I know I speak for our Board of Directors, as well as the entire team, in extending our invitation to join Cholestech on August 12, 1996 as our Vice
President of Sales and Marketing. I would like to formalize our discussions about cash compensation, equity opportunity and housing/relocation, as follows:

CASH COMPENSATION

     o   Salary of $140,000 base per annum to be reviewed annually.
     o You will participate in the Management Incentive Program when it is established.
     o You will be given an six-month severance package, effective 90 days after your start date.

BENEFITS

Participation in Cholestech Associates' benefits package which includes:

     o   Medical and dental plan
     o   Life insurance at one time your annual salary
     o   Long-term disability
     o   Sixteen (16) days of Personal Time Off (PTO) the first year.
     o   Ten (10) paid holidays per year.
     o   Participation in Cholestech's 401(k) Retirement Savings Plan

Information regarding these programs and other Company benefits along with guidelines concerning employment are contained in the Cholestech Associate package, which is issued at the time employment commences.

EQUITY

     Incentive Stock Options for 50,000 shares of common stock to be granted on August 12, 1996. The stock price will be the closing price on the NASDAQ as of that date. These shares would vest quarterly at 6.25% per quarter over the next four years from your date of hire, provided you stay with the company for at least one year. You would, of course be eligible for participation in any future additional Cholestech Associate stock incentive programs.

HOUSING/RELOCATION

     o   Cholestech   will   assist  you  so  that  this  move  does  not  cause
         "out-of-pocket" cashflow on your part.

                             CHOLESTECH CORPORATION
                           3347 INVESTMENT BOULEVARD
                             HAYWARD, CA 94545-3808
                       (510) 732-7200 FAX (510) 732-7227

Mark J. Kussman
August 8, 1996
Page Two


     o Cholestech will pay for reasonable alternative housing in the Bay Area as well as commuting visits for up to six month while your family is in Westlake Village.

     o Cholestech will grant a moving allowance to include all reasonable moving expenses after estimated moving expenses are received and a budget is agreed upon.

     o Cholestech will reimburse you for the closing costs on the purchase of your new Bay Area home, including Realtor fees.

     o Cholestech will provide you a one time gross up for the income tax effect of the relocation benefits.

All new Associates are required to sign an "Employment, Confidential Information, Invention Assignment, and Arbitration Agreement" prepared by our attorneys as a condition of employment. Review the enclosed Employment, Confidential Information, Invention Assignment, and Arbitration Agreement form. Please wait to sign this agreement in the presence of a Cholestech Vice President or Human Resource Personnel.

Mark, we are exited at the prospect of having you join us as Vice-President of Sales and Marketing. Please feel free to call me with any questions or comments you might have about the offer.

I look forward to working with you and having you as a key member of the Cholestech senior management team.

Best regards,                                 Accepted by:


/s/ Warren E. Pinckert II                      /s/ Mark J. Kussman
--------------------------------------        ---------------------------------
Warren E. Pinckert II                         Mark J. Kussman
President and Chief Executive Officer

                                                  8/14/96
                                              ---------------------------------
                                              Date

cc:   Jack Castello
      Terry Thomas

Enclosure:   Employment, Confidential Information, Invention Assignment,
               and Arbitration Agreement.